Exhibit 99.1

         Praxair Second-Quarter EPS Rises 19% to 63 Cents


    DANBURY, Conn.--(BUSINESS WIRE)--July 27, 2005--Praxair, Inc. (NYSE: PX) reported record second-quarter net income of $209 million, versus $175 million earned in the second quarter of 2004. Diluted earnings per share grew 19% to 63 cents, compared to 53 cents in last year's quarter. Net income grew due to strong growth in sales and operating profit compared to the year-ago quarter.
    Sales in the quarter rose 20% to $1,919 million, compared to $1,603 million in the 2004 period. Operating profit of $322 million grew 18% from $274 million in the second quarter of 2004. Sales and operating profit were higher in every geographic region. By end market, the strongest sales growth came from global energy and manufacturing markets.
    "We continued to deliver strong results in the second quarter," said Dennis H. Reilley, chairman and chief executive officer. "While we have seen a slowdown in the steel and electronics markets, solid execution of our growth programs is more than making up for the difference."
    In North America, sales in the second quarter of $1,153 million were up 13% from $1,016 million in the year-ago quarter. Sales grew in most end markets including manufacturing and oil and gas well services. Operating profit grew from $156 million a year ago to $161 million, including the effect of an $8 million charge related to the St. Louis distribution facility.
    In Europe, sales grew 42% to $293 million in the quarter. Excluding the effect of a stronger euro, sales grew 36% due primarily to the purchase an industrial gas business in Germany. Modest growth in Spain was partially offset by a slowing economy in Italy. Sales were higher to chemicals and manufacturing markets. Operating profit grew 38% to $72 million, from $52 million in the year-ago quarter.
    In South America, sales of $274 million grew 30%, and 11% excluding currency effects. Underlying sales growth reflected higher volumes and higher pricing as compared to the 2004 period, due to growth in metals and manufacturing markets. Operating profit rose 31% to $51 million from $39 million in last year's quarter.
    Sales in Asia grew 13% to $137 million, from higher sales in China, India, and Korea driven by electronics and metals markets, including new plant start-ups. Operating profit rose 26% to $24 million.
    Praxair Surface Technologies' sales in the quarter grew to $124 million, 12% above the prior year. Operating profit was $14 million versus $8 million in the prior year. OEM aviation coatings markets continue to be strong, and higher volumes of industrial coatings and powders for gas turbines and oil well service parts contributed to the sales increase.
    Cash flow from operations in the quarter was $390 million, and capital expenditures were $198 million. The after-tax-return-on-capital* ratio increased to 13.7%, and the debt-to-capital ratio* improved to 45%. The tax rate during the quarter was 23%, including a favorable tax benefit.
    For the third quarter of 2005, Praxair expects diluted earnings per share in the range of 61 cents to 64 cents, 15% to 21% above the prior year.
    For the full year of 2005, Praxair expects sales growth of 14% to 16%, and operating profit growth of 15% to 18%, versus 2004. Diluted earnings per share are expected to be in the range of $2.44 to $2.50, an increase of 16% to 19% versus 2004. Full-year capital expenditures are expected to be in the area of $800 million.
    During the third quarter, Praxair expects to finalize its analysis of the applicability of the repatriation provisions of the American Jobs Creation Act of 2004. Pursuant to the Act, Praxair may repatriate up to $1.1 billion with an estimated one-time tax expense for the repatriation and adjustments to tax reserves of up to $90 million, which is not included in the aforementioned earnings guidance. Praxair does not plan to begin expensing stock options until its 2006 fiscal year.
    Commenting on the business outlook, Reilley said, "We expect sales to continue to be strong in the second half of the year in most of our major end-markets, and new business activity continues to be robust. A record number of new projects under construction will continue to add to earnings and cash flow growth in 2006 and beyond."
    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2004 sales of $6.6 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.
    *Non- GAAP measure: See Quarterly Financial Summary and Appendix:
Non-GAAP Measures

    P-36/05

    Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and
Appendix: Non-GAAP Measures

    A teleconference on Praxair's second-quarter results is being held this morning, July 27, at 9:00 am Eastern Time. The number is (617) 614-3946 -- Passcode: 32137541. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

    The forward-looking statements contained in this document concerning demand for products and services, the expected macroeconomic environment, sales, margins and earnings growth rates, projected capital and acquisition spending, the impact of required changes in accounting, the impact of accounting and other estimates, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These risk factors include the impact of changes in worldwide and national economies, the performance of stock markets, the cost and availability of electric power, natural gas and other materials, and the ability to achieve price increases to offset such cost increases, inflation in wages and other compensation, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing, and the impact of tax, accounting and other legislation, litigation, government regulation in the jurisdictions in which the Company operates and the effectiveness and speed of integrating new acquisitions into the business.


                    PRAXAIR, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                                Quarter Ended         Year to Date
                                   June 30,             June 30,
                             -------------------- --------------------
                             2005(a,b)    2004    2005(a,b)    2004
                             ---------  --------- ---------  ---------

SALES                        $  1,919  $   1,603  $  3,746  $   3,134
Cost of sales                   1,167        966     2,276      1,874
Selling, general and
 administrative                   247        207       492        411
Depreciation and
 amortization                     163        140       325        279
Research and development           19         19        39         38
Other income  (expense) -
 net (c)                           (1)         3        17          2
                              --------  ---------  --------  ---------
OPERATING PROFIT                  322        274       631        534
Interest expense - net             41         39        83         76
                              --------  ---------  --------  ---------
INCOME BEFORE INCOME TAXES        281        235       548        458
Income taxes (d)                   64         55       133        111
                              --------  ---------  --------  ---------
                                  217        180       415        347
Minority interests (d)            (13)        (9)      (20)       (15)
Income from equity
 investments                        5          4         9          7
                              --------  ---------  --------  ---------
NET INCOME                   $    209  $     175  $    404  $     339
                              ========  =========  ========  =========

PER SHARE DATA

Basic earnings per share     $   0.65  $    0.54  $   1.25  $    1.04

Diluted earnings per share   $   0.63  $    0.53  $   1.23  $    1.02

Cash dividends               $   0.18  $    0.15  $   0.36  $    0.30

WEIGHTED AVERAGE SHARES
 OUTSTANDING
Basic shares outstanding
 (000's)                      323,898    325,786   323,858    326,090
Diluted shares outstanding
 (000's)                      329,818    330,897   329,756    331,231


(a) Sales for the 2005 quarter and year-to-date periods increased $7 million and $12 million, respectively, from the incremental contractual pass-through of higher hydrogen feedstock costs, with minimal impact on operating profit compared to 2004.

(b) Sales for the 2005 quarter and year-to-date periods increased $77 million and $124 million, respectively, due to currency effects versus 2004.

(c) Other income (expense) - net for the 2005 quarter includes an $8 million charge related to the St. Louis distribution facility. The 2005 year-to-date period includes a net benefit of $3 million related to a favorable settlement of a customer obligation partially offset by the St. Louis distribution facility charge and various legal and insurance accruals.

(d) Income tax expense for the 2005 quarter and year-to-date periods includes a net $9 million benefit in Europe, which is partially offset by an increase in minority interest expense.




                    PRAXAIR, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Millions of dollars)
                             (UNAUDITED)

                                               June 30,   December 31,
                                                 2005         2004
                                              -----------  -----------
ASSETS
Cash and cash equivalents                    $        28  $        25
Accounts receivable                                1,285        1,231
Inventories                                          351          328
Prepaid and other current assets                     168          160
                                              -----------  -----------
TOTAL CURRENT ASSETS                               1,832        1,744

Property, plant and equipment - net                5,933        5,946
Goodwill                                           1,527        1,551
Other intangibles - net                               79           88
Other assets                                         566          549
                                              -----------  -----------
TOTAL ASSETS                                 $     9,937  $     9,878
                                              ===========  ===========

LIABILITIES AND EQUITY
Accounts payable                             $       504  $       502
Short-term debt                                      490          454
Current portion of long-term debt                     27          195
Other current liabilities                            705          724
                                              -----------  -----------
TOTAL CURRENT LIABILITIES                          1,726        1,875

Long-term debt                                     2,810        2,876
Other long-term liabilities                        1,355        1,294
                                              -----------  -----------
TOTAL LIABILITIES                                  5,891        6,045

Minority interests                                   225          225
Shareholders' equity                               3,821        3,608
                                              -----------  -----------
TOTAL LIABILITIES AND EQUITY                 $     9,937  $     9,878
                                              ===========  ===========




                    PRAXAIR, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (Millions of dollars)
                             (UNAUDITED)


                                        Quarter Ended   Year to Date
                                          June 30,        June 30,
                                       --------------- ---------------
                                         2005    2004    2005    2004
                                        ------  ------  ------  ------

OPERATIONS
 Net income                            $  209  $  175  $  404  $  339
 Depreciation and amortization            163     140     325     279
 Working capital                          (50)    (43)   (110)   (147)
 Long-term assets and liabilities and
  other                                    68     (20)     60     (38)
                                        ------  ------  ------  ------
  Net cash provided by operating
   activities                             390     252     679     433
                                        ------  ------  ------  ------

INVESTING
 Capital expenditures                    (198)   (140)   (363)   (264)
 Acquisitions                              (3)   (248)     (5)   (248)
 Divestitures and asset sales               -       3      13      17
                                        ------  ------  ------  ------
  Net cash used for investing
   activities                            (201)   (385)   (355)   (495)
                                        ------  ------  ------  ------

FINANCING
 Debt increase (decrease) - net           (91)    189    (131)    215
 Issuance of common stock                  65      48     126     114
 Purchases of common stock               (100)    (69)   (192)   (192)
 Cash dividends                           (58)    (48)   (116)    (97)
 Minority transactions and other           (3)     (1)     (7)     (4)
                                        ------  ------  ------  ------
  Net cash used for financing
   activities                            (187)    119    (320)     36

Effect of exchange rate changes on
 cash and cash equivalents                  -       -      (1)     (1)
                                        ------  ------  ------  ------

Change in cash and cash equivalents         2     (14)      3     (27)

Cash and cash equivalents, beginning-
 of-period                                 26      37      25      50
                                        ------  ------  ------  ------

Cash and cash equivalents, end-of-
 period                                $   28  $   23  $   28  $   23
                                        ======  ======  ======  ======




                    PRAXAIR, INC. AND SUBSIDIARIES
                         SEGMENT INFORMATION
                        (Millions of dollars)
                             (UNAUDITED)

                                     Quarter Ended     Year to Date
                                       June 30,          June 30,
                                   ----------------- -----------------
                                      2005     2004     2005     2004
                                    -------  -------  -------  -------

SALES
 North America (a)                 $ 1,153  $ 1,016  $ 2,268  $ 1,976
 Europe (b)                            293      207      580      415
 South America (c)                     274      211      519      411
 Asia (d)                              137      121      259      230
 Surface Technologies (e)              124      111      242      222
 Elimination                           (62)     (63)    (122)    (120)
                                    -------  -------  -------  -------
  Total sales                      $ 1,919  $ 1,603  $ 3,746  $ 3,134
                                    =======  =======  =======  =======

SEGMENT OPERATING PROFIT
 North America (a)                 $   161  $   156  $   327  $   305
 Europe                                 72       52      139      104
 South America                          51       39       94       71
 Asia                                   24       19       46       36
 Surface Technologies                   14        8       25       18
                                    -------  -------  -------  -------
  Total operating profit           $   322  $   274  $   631  $   534
                                    =======  =======  =======  =======

(a) North American 2005 sales for the quarter and year-to-date periods increased $7 million and $12 million, respectively, from the contractual pass-through of higher hydrogen feedstock costs, with minimal impact on operating profit compared to 2004. Sales for the quarter and year-to-date periods increased $14 million and $26 million due to currency effects versus 2004.

(b) European 2005 sales for the quarter and year-to-date periods include $65 million and $132 million, respectively, related to the acquisition of certain industrial gas assets and related businesses in Germany from Air Liquide S.A. Sales for the quarter and year-to-date periods increased $13 million and $25 million, respectively, due to currency effects versus 2004.

(c) South American 2005 sales for the quarter and year-to-date periods increased $40 million and $55 million, respectively due to currency effects versus 2004.

(d) Asian 2005 sales for the quarter and year-to-date periods increased $5 million and $10 million, respectively, due to currency effects versus 2004.

(e) Surface Technologies 2005 sales for the quarter and year-to-date periods increased $5 million and $8 million, respectively, due to currency effects versus 2004.




                   PRAXAIR, INC. AND SUBSIDIARIES
                     QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                             (UNAUDITED)

                      2005                        2004
                -----------------  -----------------------------------
                  Q2       Q1        Q4       Q3       Q2       Q1
FROM THE INCOME
 STATEMENT
Sales          $  1,919 $  1,827  $  1,786 $  1,674 $  1,603 $  1,531
Cost of sales     1,167    1,109     1,094    1,019      966      908
Selling,
 general and
 administrative     247      245       240      218      207      204
Depreciation
 and
 amortization       163      162       154      145      140      139
Research and
 development         19       20        20       19       19       19
Other income
 (expenses) -
 net                 (1)      18        11        7        3       (1)
                -------- --------  -------- -------- -------- --------
Operating
 profit             322      309       289      280      274      260
Interest
 expense - net       41       42        40       39       39       37
Income taxes         64       69        60       61       55       56
Minority
 interests          (13)      (7)       (9)      (6)      (9)      (6)
Income from
 equity
 investments          5        4         1        3        4        3
                -------- --------  -------- -------- -------- --------
Net income     $    209 $    195  $    181 $    177 $    175 $    164
                ======== ========  ======== ======== ======== ========

PER SHARE DATA
Diluted
 earnings per
 share         $   0.63 $   0.59  $   0.55 $   0.53 $   0.53 $   0.49
Cash dividends
 per share     $   0.18 $   0.18  $   0.15 $   0.15 $   0.15 $   0.15

Diluted
 weighted
 average shares
 outstanding
 (000's)        329,818  329,669   330,851  331,919  330,897  331,573

FROM THE
 BALANCE SHEET
Total debt     $  3,327 $  3,449  $  3,525 $  2,887 $  3,021 $  2,843
Total capital
 (a)              7,373    7,321     7,358    6,462    6,405    6,177
Debt-to-capital
 ratio (a)         45.1%    47.1%     47.9%    44.7%    47.2%    46.0%

FROM THE STATEMENT
 OF CASH FLOWS
Cash flow from
 operations    $    390 $    289  $    428 $    382 $    252 $    181
Capital
 expenditures       198      165       243      161      140      124
Acquisitions          3        2       676        5      248        -
Cash dividends       58       58        49       49       48       49

OTHER
 INFORMATION
Number of
 employees       27,134   27,082    27,020   26,579   26,568   25,281
After-tax
 return on
 capital (ROC)
 (a)               13.7%    12.7%     12.7%    13.2%    13.5%    12.9%


SEGMENT DATA

SALES
-----
North America  $  1,153 $  1,115  $  1,130 $  1,085 $  1,016 $    960
Europe              293      287       234      198      207      208
South America       274      245       236      219      211      200
Asia                137      122       134      123      121      109
Surface
 Technologies       124      118       116      109      111      111
Eliminations        (62)     (60)      (64)     (60)     (63)     (57)
                -------- --------  -------- -------- -------- --------
 Total         $  1,919 $  1,827  $  1,786 $  1,674 $  1,603 $  1,531
                ======== ========  ======== ======== ======== ========
OPERATING
 PROFIT
---------
North America  $    161 $    166  $    161 $    157 $    156 $    149
Europe               72       67        56       54       52       52
South America        51       43        41       40       39       32
Asia                 24       22        24       20       19       17
Surface
 Technologies        14       11         7        9        8       10
                -------- --------  -------- -------- -------- --------
 Total         $    322 $    309  $    289 $    280 $    274 $    260
                ======== ========  ======== ======== ======== ========

(a) Non-GAAP measure, see Appendix





                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                           NON-GAAP MEASURES
                     (Dollar amounts in millions)
                              (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that its debt-to-capital ratio is appropriate for measuring its financial leverage. The Company believes that its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interests and shareholders' equity).

                               2005                  2004
                          -------------- -----------------------------
                            Q2     Q1       Q4     Q3     Q2     Q1
TOTAL CAPITAL
-------------
 Total debt               $3,327 $3,449   $3,525 $2,887 $3,021 $2,843
 Minority interests          225    221      225    206    203    198
 Shareholders' equity      3,821  3,651    3,608  3,369  3,181  3,136
                           ------ ------   ------ ------ ------ ------
  Total Capital           $7,373 $7,321   $7,358 $6,462 $6,405 $6,177
                           ====== ======   ====== ====== ====== ======

DEBT-TO-CAPITAL RATIO       45.1%  47.1%    47.9%  44.7%  47.2%  46.0%
---------------------      ====== ======   ====== ====== ====== ======


AFTER-TAX RETURN ON
 CAPITAL (ROC)
-------------------

 Operating profit         $  322 $  309   $  289 $  280 $  274 $  260
 Less: reported taxes        (64)   (69)     (60)   (61)   (55)   (56)
 Less: tax benefit on
  interest expense           (11)   (11)     (10)   (10)   (10)    (9)
 Add: income from
  equity investments           5      4        1      3      4      3
                           ------ ------   ------ ------ ------ ------
 Net operating profit
  after-tax (NOPAT)       $  252 $  233   $  220 $  212 $  213 $  198

 Beginning capital        $7,321 $7,358   $6,462 $6,405 $6,177 $6,099
 Ending capital           $7,373 $7,321   $7,358 $6,462 $6,405 $6,177
 Average capital          $7,347 $7,340   $6,910 $6,434 $6,291 $6,138

 ROC %                       3.4%   3.2%     3.2%   3.3%   3.4%   3.2%

  ROC % (annualized)        13.7%  12.7%    12.7%  13.2%  13.5%  12.9%
                           ====== ======   ====== ====== ====== ======


    CONTACT: Praxair, Inc.
             Media:
             Susan Szita Gore, 203-837-2311
             susan_szita-gore@praxair.com
             or
             Investors:
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com